Exhibit 99.1

Thomas & Betts Corporation Reports Third Quarter 2008 Earnings

$1.11 Earnings per Diluted Share from Continuing Operations, Up 26.1 Percent on Record Sales

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 23, 2008--Thomas & Betts Corporation (NYSE: TNB) today reported net earnings on a continuing basis of $63.2 million or $1.11 per diluted share, an increase of 23.2 and 26.1 percent respectively. Net earnings including discontinued operations were $62.2 million or $1.09 per diluted share. Net earnings were $51.3 million or $0.88 per diluted share in the third quarter of 2007.

Third quarter net sales were a record $665.7 million, up $113.0 million or 20.4 percent compared to last year. Acquisitions contributed approximately $80 million to the year-over-year net sales increase. Price increases related to higher commodity and energy costs also contributed significantly to the underlying sales growth. Foreign currency benefited sales by approximately $8 million.

“Our strong operating performance clearly demonstrates our ability to execute,” said Dominic J. Pileggi, chairman and chief executive officer. “In particular, our core electrical segment performed very well, successfully offsetting higher commodity and energy costs. Notably, our recent acquisitions are fully integrated and contributed significantly to our strong performance. Overall, our Electrical segment delivered an impressive 20.6 percent segment earnings margin in the third quarter.”

Third quarter 2008 gross profit was $208.3 million or 31.3 percent of sales, up from 30.9 percent of sales in the prior-year period due primarily to improved product mix in the Electrical segment. Acquisitions also contributed to the improvement in gross profit as a percent of sales.

Selling, general and administrative (SG&A) expense was $106.9 million or 16.1 percent of sales, essentially flat as a percent of sales compared to last year.

Third quarter 2008 earnings from operations were up 23.7 percent to $101.4 million compared to last year, with acquisitions contributing significantly to the increase. As a percent of sales, earnings from operations were 15.2 percent compared to 14.8 percent in the prior-year period.

Year-over-year net interest expense increased $3.6 million to $9.4 million in the third quarter, largely as a result of funding for acquisitions. The effective income tax rate in the third quarter was 31.0 percent, in line with 2007.

SEGMENT RESULTS

Reportable segment earnings increased 19.5 percent to $133.5 million in the third quarter 2008, with acquisitions contributing significantly to the growth. As a percent of sales, segment earnings were 20.1 percent, in line with last year.

Electrical segment sales increased 25.4 percent year over year to $578.8 million in the third quarter 2008. Acquisitions, as well as price increases related to higher commodity and energy costs, contributed significantly to the sales growth. Foreign currency benefited sales by approximately $7 million. Solid demand in industrial MRO and international markets offset weakness in certain construction related markets.

Third quarter 2008 Electrical segment earnings were $119.1 million or 20.6 percent of sales. This compares to $94.6 million or 20.5 percent of sales last year. Acquisitions contributed significantly to the earnings increase.

Sales in the Steel Structures segment were $55.7 million, down approximately four percent compared with the prior-year period. Segment earnings were $9.0 million, or 16.2 percent of sales compared to $11.0 million or 18.9 percent of sales in the third quarter 2007. Both sales and earnings were adversely impacted by the recent Gulf Coast storms, as utilities in the region delayed delivery of certain project work in order to focus on restoring power outages.

HVAC segment sales were $31.2 million in the third quarter 2008, down six percent year over year due to softer market demand. HVAC segment earnings were $5.3 million or 17.2 percent of sales, compared to $6.2 million or 18.6 percent of sales last year.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2008, net sales increased by 24.0 percent, to $1,902.5 million compared to $1,534.5 million last year. Acquisitions accounted for approximately $303 million of the year-over-year net sales increase. Underlying sales volumes declined slightly year over year as increased demand for industrial products did not fully offset weakness in markets affected by the slowdown in residential construction such as utility distribution and light commercial construction. Foreign currency benefited sales by approximately $48 million.

Segment earnings were $372.9 million, up 22.6 percent year over year largely as a result of contributions from acquisitions. As a percent of sales, segment earnings were 19.6 percent in 2008, essentially flat with 2007.

Net earnings including discontinued operations were $248.3 million or $4.29 per diluted share including a net benefit of $1.63 per diluted share from items recorded in the second quarter 2008. These items related to the sale of a minority interest in Leviton Manufacturing Company, a favorable legal settlement and a non-cash tax charge. In the nine months of 2007, net earnings were $134.9 million or $2.30 per diluted share which included the negative impact of a $0.08 per diluted share legal charge.

BALANCE SHEET HIGHLIGHTS

Thomas & Betts ended the third quarter 2008 with $665 million in total debt, down from $811 million at year end 2007. At September 30, 2008, cash was $203 million compared to $150 million at December 31, 2007.

Major sources of cash in the first nine months of 2008 include the net proceeds from the sale of the company’s minority interest in Leviton Manufacturing Company. Major uses of cash in 2008 include $100.6 million to repurchase 2.3 million shares in the third quarter, the repayment of $115 million of notes that matured in the second quarter and approximately $90 million for two acquisitions completed in the first quarter. The share repurchase activity had a negligible effect on earnings per share in the quarter.

2008 DIRECTIONAL GUIDANCE

“Looking forward, we believe that solid demand in industrial markets will continue to help offset the impact of weak residential-related construction markets in the fourth quarter,” said Pileggi. “In addition, our Steel Structures segment should benefit from shipments that were delayed due to the Gulf Coast storms. While price increases related to higher commodity and energy costs will benefit sales in the fourth quarter, significantly lower foreign currencies will likely have a negative impact on both sales and earnings. As a result, we have revised our full year 2008 directional earnings guidance to a range of $5.35 to $5.45 per diluted share.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2007, Thomas & Betts reported net sales of $2.1 billion.

NOTE: The attached financial tables support the information in this news release:

Consolidated Statements of Operations

Segment Information

Consolidated Balance Sheets

Consolidated Statements of Cash Flows

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," “will,” and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2007 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call/webcast to discuss the company’s third quarter 2008 results on Thursday, October 23, 2008 at 11:00 am ET (10:00 am CT). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight ET on Thursday, October 30, 2008. To access the replay, please call 201-612-7415, account number 9517, pass code 300026.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Net sales	$665,679	$552,704	$1,902,500	$1,534,494

Cost of sales	457,406	381,984	1,307,991	1,064,102
Gross profit	208,273	170,720	594,509	470,392
Gross profit - % of net sales	31.3%	30.9%	31.2%	30.7%

Selling, general and administrative	106,918	88,759	323,692	260,620
Selling, general and administrative - % of net sales	16.1%	16.1%	17.0%	17.0%

Earnings from operations	101,355	81,961	270,817	209,772
Earnings from operations - % of net sales	15.2%	14.8%	14.2%	13.7%

Interest expense, net	(9,355)	(5,759)	(33,455)	(12,756)
Other (expense) income, net	(469)	(1,925)	(2,416)	(1,445)
Gain on sale of equity interest	-	-	169,684	-

Earnings before income taxes	91,531	74,277	404,630	195,571

Income tax provision	28,375	23,026	155,273	60,627
Effective tax rate	31.0%	31.0%	38.4%	31.0%

Net earnings from continuing operations	63,156	51,251	249,357	134,944

Earnings (loss) from discontinued operations, net	(997)	-	(1,106)	-

Net earnings	$62,159	$51,251	$248,251	$134,944

Basic earnings (loss) per share:
Continuing operations	$1.11	$0.89	$4.35	$2.33
Discontinued operations	(0.01)	-	(0.02)	-
Net earnings	$1.10	$0.89	$4.33	$2.33

Diluted earnings (loss) per share:
Continuing operations	$1.11	$0.88	$4.31	$2.30
Discontinued operations	(0.02)	-	(0.02)	-
Net earnings	$1.09	$0.88	$4.29	$2.30

Average shares outstanding:
Basic	56,678	57,544	57,339	58,004
Diluted	57,142	58,309	57,802	58,796

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Net sales:
Electrical	$578,817	$461,585	$1,638,382	$1,268,784
Steel Structures	55,700	57,959	164,091	168,071
HVAC	31,162	33,160	100,027	97,639

Total net sales	$665,679	$552,704	$1,902,500	$1,534,494

Segment earnings:
Electrical	$119,146	$94,592	$326,093	$256,328
Steel Structures	9,032	10,954	29,619	30,899
HVAC	5,349	6,180	17,144	16,992

Total reportable segment earnings	$133,527	$111,726	$372,856	$304,219

Corporate expense	(11,283)	(12,261)	(28,117)	(43,555)
Depreciation and amortization expense	(18,573)	(15,218)	(61,771)	(40,334)
Share-based compensation expense	(2,316)	(2,286)	(12,151)	(10,558)
Interest expense, net and other (expense) income, net	(9,824)	(7,684)	(35,871)	(14,201)
Gain on sale of equity interest	-	-	169,684	-

Earnings before income taxes	$91,531	$74,277	$404,630	$195,571

Segment earnings - % of net sales:
Electrical	20.6%	20.5%	19.9%	20.2%
Steel Structures	16.2%	18.9%	18.1%	18.4%
HVAC	17.2%	18.6%	17.1%	17.4%
Total	20.1%	20.2%	19.6%	19.8%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$202,910	$149,926
Restricted cash	8,549	16,683
Receivables, net	345,606	280,948
Inventories	320,186	271,989
Other current assets	62,261	79,891
Assets of discontinued operations	39,465	106,478
Total current assets	978,977	905,915

Net property, plant and equipment	311,754	305,959
Goodwill	922,623	873,574
Other intangible assets	314,991	299,370
Investments in unconsolidated companies	5,048	115,300
Other assets	61,402	67,668

Total assets	$2,594,795	$2,567,786

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$152,130	$116,157
Accounts payable	197,805	180,333
Accrued liabilities	137,248	143,606
Income taxes payable	50,144	10,731
Liabilities of discontinued operations	10,728	18,146
Total current liabilities	548,055	468,973

Long-term debt	512,479	695,048
Other long-term liabilities	163,762	174,831

Shareholders' equity	1,370,499	1,228,934

Total liabilities and shareholders' equity	$2,594,795	$2,567,786

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date

	September 30,	September 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$248,251	$134,944
Adjustments:
Depreciation and amortization	61,771	40,334
Share-based compensation expense	12,151	10,558
Pre-tax gain on sale of equity interest	(169,684)	-
Changes in operating assets and liabilities, net (a):
Receivables	(66,840)	(53,131)
Inventories	(37,781)	(9,951)
Accounts payable	24,263	11,539
Accrued liabilities	(16,216)	15,236
Income taxes payable	40,987	11,546
Lamson & Sessions change in control payments	(12,685)	-
Other	2,223	3,316
Net cash provided by (used in) operating activities	86,440	164,391

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(29,839)	(26,377)
Purchases of businesses	(90,571)	(304,855)
Proceeds from sale of businesses	51,619	-
Proceeds from sale of equity interest, net	280,000	-
Restricted cash used for change in control payments	8,134	-
Other	412	353
Net cash provided by (used in) investing activities	219,755	(330,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt, net	(150,073)	(266)
Repurchase of common shares	(100,572)	(132,958)
Stock options exercised	1,883	22,230
Other	609	6,104
Net cash provided by (used in) financing activities	(248,153)	(104,890)

EFFECT OF EXCHANGE RATE ON CASH	(5,058)	5,089

Net increase (decrease) in cash and cash equivalents	52,984	(266,289)
Cash and cash equivalents at beginning of period	149,926	370,968
Cash and cash equivalents at end of period	$202,910	$104,679

Cash payments for interest	$37,391	$18,803
Cash payments for income taxes	$114,389	$41,511

(a) Net of foreign exchange and acquisition effects

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com